FOR IMMEDIATE RELEASE

                     Loudeye Repurchases 4.0 Million Shares

            Company Signs Agreement With Founder, Including Lock-Up;
                CEO John T. Baker Elected Chairman of the Board

Seattle, WA - October 30, 2001 - Loudeye Technologies, Inc. (Nasdaq NM: LOUD), a leading provider of services and infrastructure for the delivery of digital media and streaming content, today announced it has repurchased 4.0 million shares of its stock from the Company's founder and largest shareholder, Martin Tobias, and entered into a comprehensive agreement with Tobias, including a lock-up with respect to his remaining shareholdings.

Additionally, Loudeye announced its chief executive officer, John T. Baker, has been elected chairman of the board of directors, replacing Tobias who resigned from the board.

Loudeye repurchased the common stock from Tobias for $2.0 million, or $0.50 per share, and also entered into a comprehensive agreement with Tobias, including the extension of a $2.0 million secured line of credit. The credit line is collateralized by liens on certain real property assets owned by Tobias, as well as all his remaining 4.6 million Loudeye shares. Under the terms of the agreement, the collateral shares will be restricted from public market sale, without Loudeye's consent, until the later of January 31, 2003, or the full repayment of the credit facility. The credit line matures June 30, 2003.

"We believe these repurchase and lockup agreements reduce the potential for downward selling pressure on Loudeye's common share price that could result from future unrestricted public market stock sales by our largest shareholder," said Loudeye Chairman and CEO John T. Baker. "We continue to believe our shares are significantly undervalued and that this opportunity represented an attractive use of capital."

"I am gratified by the board's vote of confidence in electing me chairman," continued Baker. "Since joining the Company as CEO in March, I have been leading an aggressive expansion of the business through both acquisitions and internal growth. I look forward to accelerating this strategy for maximizing shareholder value."

About Loudeye Technologies, Inc.
Loudeye is a leading provider of services and infrastructure for the delivery of digital media and streaming content.

Loudeye's Activate division offers live and on-demand enterprise Webcasting services for earnings calls, product launches, conference streaming, distance training and sales calls. Customers using Activate's Webcasting services include Compaq, Microsoft, Adobe, and Safeco.
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Loudeye's  music samples,  metadata,  DRM, online radio,  media  restoration and
Webcasting  solutions  allow  customers  to leverage  dynamic,  rich content for
enterprise  communications,   e-commerce,   advertising,  branding  and  product
promotions. Loudeye has music licensing agreements with the world's five major record companies and more than 800 independent labels. Customers include AOL, Amazon.com, barnesandnoble.com, CDNOW, BMG Direct and MSN.

To learn more, visit www.loudeye.com or www.activate.com.


Forward Looking Statements
This press release contains forward-looking information within the meaning of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995, as amended, including statements related to the expected effect on the market as result of the arrangements with Mr. Tobias, and strategy. These statements are based on current trends, expectations, plans and prospects and there is no guarantee that these results will actually occur, these trends will actually continue or Loudeye's products, services or initiatives will develop in the way currently anticipated. Actual events, results or developments may differ materially from those expressed or implied in forward-looking statements due to a number of risks and uncertainties. Information about the risks and challenges faced by Loudeye is contained in Loudeye's Annual Report on Form 10-K for the year ended December 31, 2000, and other documents, such as the quarterly reports on Form 10-Q, filed by Loudeye from time to time with the Securities and Exchange Commission, copies of which are available through the SEC's Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov. Loudeye assumes no obligation to update the forward-looking statements included in this release.

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Contacts:
Media: Andrew Cullen, Barokas Public Relations, 206.264.8220,andrew@barokas.com Investor relations: David Barnard, Lippert/Heilshorn,415.433.3777, dbarnard@lhai.com